Exhibit 99.1

            HERCULES ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

 REPORTS RECORD REVENUES OF $6.8 MILLION; NET INVESTMENT INCOME OF $2.5 MILLION

    PALO ALTO, Calif., July 27 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading specialty finance company providing venture capital and private equity backed technology and life science companies with debt and equity growth capital, today announced financial results for the second quarter ended June 30, 2006.

    Highlights for the Second Quarter ended June 30, 2006

    o Revenues were approximately $6.8 million, compared with $1.9 million in the second quarter of 2005

    o Net investment income before income taxes increased to $2.5 million, or $0.19 per share

    o   Total realized gains were approximately $1.6 million

    o   Net income was approximately $3.4 million, or $0.26 per share

    o   Taxable income was approximately $4.2 million, or $0.31 per share on
        13.6 million shares outstanding at June 30, 2006

    o New debt commitments increased by $38.5 million to six companies for total debt commitments since inception in excess of $347.0 million

    o   Debt fundings totaled approximately $32.1 million to ten companies

    o Total debt investment portfolio was $188.1 million in 46 portfolio companies; total equity investment portfolio was $5.5 million in nine portfolio companies

    o Declared a fourth dividend since inception of $0.30, payable on August 28, 2006 to shareholders of record as of July 31, 2006

    "We successfully continued to demonstrate the strength of our investment strategy during the second quarter as our revenues increased to $6.8 million, and we realized a net gain of $1.2 million on the sale of common stock acquired upon the exercise of a warrant for shares in one portfolio company," said Manuel
A. Henriquez, chairman, president and CEO of Hercules.

    Portfolio and Investment Activity for the Second Quarter ended June 30,
2006

    Hercules continues to distinguish itself as a leading publicly traded specialty finance company through its ability to provide one-stop financing solutions to venture-backed technology and life sciences companies, by funding senior debt, subordinated debt, equipment loans and equity, at all stages of a company's development.

    During the second quarter, Hercules entered into agreements to provide debt financing of $38.5 million to six new companies. Also during the second quarter, Hercules funded a total of $24.0 million in debt commitments to six new companies, and provided an additional $8.1 million to four existing companies.

    Hercules also entered into three equity agreements with commitments totaling $2.25 million and funded $750,000 of the commitments with two existing portfolio companies.

    Hercules' proceeds from principal repayments approximated $14.9 million. These repayments were comprised of normal amortization of principal of approximately $7.3 million, repayments of approximately $6.9 million from two well-performing companies who prepaid their loans in full and a $700,000 pay down on a working capital line.

    Also during the second quarter, Hercules recorded realized gains of $1.6 million. These gains were comprised of $1.2 million from the sale of common stock acquired upon the exercise of a warrant for shares in one portfolio company and a $360,000 recovery for a contingent payment received from the purchaser of a portfolio company sold in the previous quarter.

    As of June 30, 2006, Hercules' unfunded debt commitments approximated $85.2 million to 18 portfolio companies. In addition, the Company executed non-binding term sheets with 10 prospective portfolio companies, representing approximately $74.5 million. These proposed investments are subject to the completion of the Company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies which may not result in completed investments.

    The fair value of Hercules' debt portfolio as of June 30, 2006 approximated $188.1 million, representing investments in 46 portfolio companies, compared with $87.3 million as of June 30, 2005, representing investments in 19 portfolio companies. The fair value of the Company's equity portfolio as of June 30, 2006 was $5.5 million, representing investments in nine portfolio companies. There were no equity investments as of June 30, 2005.

    The overall weighted average yield to maturity on the Company's loan portfolio approximated 12.80% as of June 30, 2006. Yields to maturity are computed using interest rates as of June 30, 2006, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and are based on the assumption that all contractual loan commitments have been fully funded.

    Operating Results for the Second Quarter ended June 30, 2006

     Investment income during the second quarter was $6.8 million, compared with $1.9 million in the second quarter of 2005.

    Interest expense and loan fees approximated $1.6 million during the second quarter, representing an increase of approximately $767,000 from approximately $878,000 in the comparable quarter of 2005. The increase is primarily related to borrowings under the Citibank credit facility that were not outstanding during the second quarter of 2005. During the second quarter of 2006, Hercules fully repaid its outstanding balance of $15.0 million under the Farallon bridge loan and paid down $10.0 million under its Citigroup credit facility.

    Total operating expenses, excluding interest expense and loan fees, were $2.7 million, an increase of $1.3 million, compared with $1.4 million in the second quarter of 2005. The increase was primarily due to additional headcount, higher legal and accounting expenses related to being a public company, including expenses related to the implementation of the requirements under the Sarbanes Oxley Act.

    Net investment income before provision for income taxes for the second quarter was approximately $2.5 million, compared with a loss of approximately $334,000 in the second quarter of 2005. Net investment income before provision for income taxes on a basic per share basis during the second quarter of 2006 was $0.19 per share, based on 12.9 million weighted average shares outstanding, compared with a loss $0.07 per share in the comparable quarter of 2005, based on
5.1 million weighted average shares outstanding.

    The net decrease in unrealized appreciation on investments was approximately $1.5 million in the second quarter, compared with a net appreciation on investments of approximately $1.0 million in the second quarter of 2005. The net decrease was primarily attributed to the conversion of an unrealized gain to a realized gain in the second quarter.

    Net income during the second quarter of 2006 was $3.4 million, compared with net income of $710,000 in the second quarter of 2005. Basic net income was $0.26 per share, based on 12.9 million weighted average shares outstanding, as compared with net income of $0.14 per share in the comparable quarter in 2005, based on 5.1 million weighted average shares outstanding.

    Taxable income approximated $4.2 million during the second quarter, as adjusted for the effects of deferred revenue, timing differences for book and tax and the impact of FAS 123R expense. Basic taxable income was $0.33 per share, based on 12.9 million weighted average shares outstanding.

    The Company intends to elect to be regulated as a Registered Investment Company ("RIC") for the 2006 tax year and began reporting its operations as a RIC during the second quarter. As a result, the Company recognized a tax benefit of approximately $800,000 in the second quarter related to the reversal of approximately $1.8 million for the tax provision of the first quarter of 2006, offset by a valuation allowance of approximately $1.0 million on its deferred tax assets and an estimated tax expense related to RIC tax elections.

    Liquidity and Capital Resources

    At June 30, 2006, net assets were approximately $153.3 million, with a net asset value per share of $11.24.

    As of June 30, 2006, Hercules had an outstanding balance of $61.0 million under the Citigroup credit facility, with $64.0 million available, subject to existing terms and advance rates. The Company and Citigroup have agreed to extend the credit facility for an additional year.

    The Company ended the second quarter with $23.2 million in cash.

    Portfolio Quality

    At June 30, 2006, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

    o Grade 1 investments totaled approximately $11.9 million, or 6.5% of the total portfolio

    o Grade 2 investments totaled approximately $132.5 million, or 73.1% of the total portfolio

    o Grade 3 investments totaled approximately $25.2 million, or 13.9% of the total portfolio

    o Grade 4 investments totaled approximately $11.7 million, or 6.5% of the total portfolio

    o Grade 5 investments totaled approximately $0.0 million, or 0.0% of the total portfolio.

    At June 30, 2006, the weighted average loan grade of Hercules' loan portfolio was 2.21 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.04 as of March 31, 2006. Hercules policy is to reduce the grading on its portfolio companies as they approach the point in time when they will require additional equity capital. Various companies in the portfolio will require additional funding in the near term and have therefore been downgraded until the funding is complete.

    Hercules portfolio diversification within the technology and life sciences industries was as follows at June 30, 2006 (percentages are approximate and reflect the portfolio at fair value as of June 30, 2006):

    o   32% in biopharmaceutical companies

    o   18% in software companies

    o   13% in communications and networking companies

    o   10% in consumer and business products companies

    o   8% in electronics and computer hardware

    o   7% in medical device and equipment companies

    o   6% in Internet companies

    o   5% in semiconductor companies

    o   1% in energy companies

    Conference Call

    Hercules will host its second quarter 2006 financial results conference call today, July 27, 2006 at 2 p.m. Pacific time (5 p.m. Eastern time).

    To listen to the call, please dial (800) 573-4842, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 and enter passcode 72192919.

    The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules web site at http://www.herculestech.com . Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 12 months.

    About Hercules Technology Growth Capital, Inc:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance Company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology and technology-related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly traded or privately held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit http://www.herculestech.com . Companies interested in learning more about financing opportunities should contact info@htgc.com or call 650-289-3060.

    Forward-Looking Statements

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                                   (unaudited)

                                                        June 30,       December 31,
                                                          2006            2005
                                                     --------------   --------------
                                                      (unaudited)
Assets
Investments, at value
 (cost of $190,355,515 and
 $176,004,865 respectively)                          $  193,571,348   $  176,673,226
Deferred loan origination revenue                        (3,222,094)      (2,729,982)
Cash and cash equivalents                                23,211,755       15,362,447
Interest receivable                                       2,089,839        1,479,375
Prepaid expenses                                            564,422        1,310,594
Deferred Tax Asset                                               --        1,454,000
Property and equipment, net                                  84,662           77,673
Other assets                                                939,176           20,546

Total assets                                            217,239,108      193,647,879

Liabilities
Accounts payable                                            679,984          150,081
Income tax payable                                               --        1,709,000
Accrued liabilities                                       2,230,038        1,436,468
Short-term loan payable                                  61,000,000       76,000,000

Total liabilities                                        63,910,022       79,295,549

Net assets                                           $  153,329,086   $  114,352,330

Net assets consist of:

Par value                                            $       13,646   $        9,802
Paid-in capital in excess of par value                  153,637,429      114,524,833
Distributable earnings (Accumulated deficit)               (321,989)        (182,305)
Total net assets                                     $  153,329,086   $  114,352,330

Shares of common stock outstanding
 ($0.001 par value, 30,000,000 authorized)               13,646,857        9,801,965

Net asset value per share                            $        11.24   $        11.67

                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                           Three Months Ended               Six Months Ended
                                                                June 30,                        June 30,
                                                     -----------------------------   -----------------------------
                                                          2006            2005            2006            2005
                                                     -------------   -------------   -------------   -------------
Investment income:
  Interest                                           $   6,175,831   $   1,720,281   $  11,810,370   $   2,395,885
  Fees                                                     612,080         192,543       1,464,674         270,912

Total investment income                                  6,787,911       1,912,824      13,275,044       2,666,797
Operating expenses:
  Interest                                               1,357,893         444,444       3,034,875         444,444
  Loan fees                                                286,688         433,333         537,481         433,333
  Compensation
   and benefits                                          1,127,238         869,874       2,332,320       1,364,828
  General
   and administrative                                    1,418,584         442,770       2,603,977         645,419
  Stock-based compensation                                 130,000          56,000         253,000          80,000

Total operating expenses                                 4,320,403       2,246,421       8,761,653       2,968,024

Net investment income (loss)
 before provision for
 income tax and investment
 gains and losses                                        2,467,508        (333,597)      4,513,391        (301,227)
Income tax
 (benefit) expense                                        (771,823)             --         988,177              --
Net investment income                                    3,239,331        (333,597)      3,525,214        (301,227)

Net realized gain
 on equity investment                                    1,599,422              --       3,144,443              --
Net (decrease) increase
 in unrealized appreciation
 on investments                                         (1,472,381)      1,043,392        (798,292)      1,043,392

Net gain on investments                                    127,041       1,043,392       2,346,151       1,043,392
Net increase in net
 assets resulting
 from operations                                     $   3,366,372   $     709,795   $   5,871,365   $     742,165

Net investment income (loss) before
 provision for income tax and investment
 gains and losses:
  Basic                                              $        0.19   $       (0.07)  $        0.40   $       (0.08)

  Diluted                                            $        0.19   $       (0.06)  $        0.39   $       (0.07)

Change in net assets per common share:
  Basic                                              $        0.26   $        0.14   $        0.52   $        0.19

  Diluted                                            $        0.26   $        0.14   $        0.51   $        0.18

Weighted average shares outstanding
  Basic                                                 12,859,474       5,121,000      11,394,175       4,006,000

  Diluted                                               12,944,601       5,242,000      11,479,302       4,119,000

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             07/27/2006
    /CONTACT:  Hercules Technology Growth Capital, Inc., Main,
+1-650-289-3060, or info@herculestech.com, or David Lund, +1-650-289-3077, or
dlund@herculestech.com/
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    /Web site:  http://www.herculestech.com/
    (HTGC)